                                                                   Exhibit 10.20

                     AMENDMENT NO. 4 TO EMPLOYMENT AGREEMENT

      Amendment No. 4 ("Amendment") dated September 13, 2007 to Employment
Agreement dated as of May 13, 2002 (the "Employment Agreement") by and between
NuCO2 Inc. (the "Corporation") and William Scott Wade (the "Executive").

      WHEREAS, the Corporation and the Executive are parties to the Employment
Agreement; and

      WHEREAS, the Corporation and the Executive wish to amend the Employment
Agreement to make certain modifications thereto;

      NOW, THEREFORE, for Ten Dollars ($10) and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each of the parties, the Corporation and the Executive hereby agree as follows:

     1.     The first sentence of Paragraph 2.1(a) of the Employment Agreement is hereby amended in its entirety to read as follows:

            "Effective as of July 9, 2007, a base salary ("Base Salary") at the rate of $309,310 per annum, payable in accordance with the
            Corporation's regular payment schedule for its employees."

     2.     Paragraph 2.1(c) of the Employment Agreement is amended by adding a new sentence at the end thereof as follows:

            "Any Target Cash Bonus earned shall be paid no later than August
            31st following the end of the applicable fiscal year."

     3.     Paragraph 3.1(a) of the Employment Agreement is hereby amended in its entirety to read as follows:

            "(a) automatically upon the death of the Executive or voluntary termination of employment by the Executive other than for Good
            Reason (as such term is defined in Paragraph 5.3 below)."

     4.     The third sentence of Paragraph 3.2(a) of the Employment Agreement is hereby amended in its entirety to read as follows:

            "To the extent that the Corporation receives the proceeds on any life insurance on the life of the Executive (as provided in
            Paragraph 3.2(d)) such proceeds shall be paid, promptly after receipt (but no later than thirty (30) days after the Corporation has received such proceeds), to the beneficiaries theretofore designated in writing by the Executive (or the Executive's estate if no such beneficiaries shall have been designated) to fund the obligations under this Paragraph 3.2(a) and shall reduce such obligations on a dollar for dollar basis."

     5.     The first sentence of Paragraph 3.2(c) of the Employment Agreement is hereby amended in its entirety to read as follows:

            "In the event of a termination of the Executive's employment "for cause" as defined in Paragraph 3.1(c) above or voluntarily by the
            Executive other than for Good Reason, the Executive shall not be entitled to (i) any payments other than such compensation as shall have been earned by him prior to the date of such termination and not paid as of the date of such termination, or (ii) any bonus pursuant to Paragraph 2.1(c)."

     6.     Paragraph 4.2 of the Employment Agreement is hereby amended in its entirety to read as follows:

            "4.2 NON-COMPETE. The Executive acknowledges that (i) the services to be performed by him under this Agreement are of a special, unique, extraordinary and intellectual character; (ii) the Executive possess substantial technical and managerial expertise and skill with respect to the Corporation's business; (iii) the Corporation's business is national in scope and its products and services are marketed throughout the nation; (iv) the Corporation competes with other businesses that are or could be located in any part of the nation; (v) the covenants and obligations of Executive under this
            Paragraph 4.2 are material inducement and condition to the
            Corporation's entering into this Agreement and performing its obligations hereunder; and (vi) the provisions of this Paragraph 4.2 are reasonable and necessary to protect the Corporation's business.
            In consideration of the acknowledgments by the Executive above, and in consideration of the compensation and benefits (including the payments described in Paragraphs 3.2(e) and 5.1(c)) to be paid or provided to Executive by the Corporation, the Executive covenants that he will not, for a period of two (2) years following the expiration or earlier termination of this Agreement, without the prior written consent of the Corporation, directly or indirectly:

                  (a) knowingly solicit any business, in the same product or business line or one that is closely related to that in which the
            Executive was engaged during his employment, for or from, or become associated with, as principal, agent, employee, consultant, or in any other capacity, any person who, or entity which, at the time of, or during the twelve (12) months immediately preceding such expiration or termination was in direct competition with the
            Corporation; or
                  (b) become a principal, agent, employee, consultant, or
            otherwise become associated with any person or entity which is engaged in direct or indirect competition (i.e., doing indirectly through others what the Executive could not do directly) with the
            Corporation during a period of two (2) years following the expiration or earlier termination of this Agreement."

     7.     The first sentence of Paragraph 4.3 of the Employment Agreement is hereby amended in its entirety to read as follows:

            "The Executive acknowledges that the services provided by him pursuant to this Agreement are of a unique nature and of
            extraordinary value and of such a character that a material breach of the provisions of either Paragraph 4.1 or 4.2 of this Agreement by the Executive will result in irreparable damage and injury to the
            Corporation for which the Corporation will not have any adequate remedy at law."

     8.     Section 5.1 of the Employment Agreement is hereby amended in its entirety to read as follows:

                  "5.1 COMPENSATION. If prior to the expiration of the Term of this Agreement, there is a Change of Control (defined in Paragraph
            5.2 below) and thereafter, within two (2) years of the Change in
            Control, the Executive should resign his employment for Good Reason
            (as defined in Paragraph 5.3 below), the Executive shall be entitled to the following compensation:
            (a) Continuation of all benefits, including without limitation medical, dental and life insurance for one and one-half (1-1/2)
            years following the date of termination, or until the date on which the Executive first becomes eligible for insurance coverage of a similar nature provided by a firm that employs him following termination of employment by the Corporation, whichever occurs first.

                  (b) Immediate vesting of any granted but unvested options to purchase Common Stock held by the Executive.

                  (c) An amount equal to the greater of (i) one and one-half (1
            1/2) times (y) the Executive's then current annual Base Salary and
            (z) the Executive's Target Cash Bonus for the then current year
            (such Target Cash Bonus calculated as if the targets had been met in the event the Target Cash Bonus cannot be calculated as of the date of the termination of the Executive's employment) and (ii) six hundred ninety-five thousand nine hundred forty-eight dollars
            ($695,948), to be paid within sixty (60) days of termination of employment (except as provided in Paragraph 6.8). The parties agree that the amount of $618,620 payable pursuant to this Paragraph
            5.1(c) shall be treated as paid in consideration for the non-compete provisions set forth in Paragraph 4.2 and shall be subject to the enforcement provisions set forth in Paragraph 4.3, and the balance shall be treated as severance."

     9.     Paragraph 5.2 of the Employment Agreement is hereby amended in its entirety to read as follows:

            "5.2      CHANGE OF CONTROL.

                  (a) For the purposes of this Agreement, a Change of Control means during any twelve (12) month period (i) the direct or indirect sale, lease, exchange or other transfer of all or substantially all
            (50% or more) of the assets of the Corporation to any person or entity or group of persons or entities acting in concert as a partnership or other group (a "Group of Persons"), (ii) the merger, consolidation or other business combination of the Corporation with or into another corporation with the effect that the shareholders of the Corporation, as the case may be, immediately following the merger, consolidation or other business combination, hold 50% or less of the combined voting power of the then outstanding securities of the surviving corporation of such merger, consolidation or other business combination ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors, (iii) the replacement of a majority of the
            Board in any given year as compared to the directors who constituted the Board at the beginning of such year, and such replacement shall not have been approved by the Board, as the case may be, as constituted at the beginning of such year, or (iv) a person or Group of Persons shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities of the Corporation representing 50% or more of the combined voting power of the then outstanding securities of such corporation ordinarily (and apart from rights accruing under special
            circumstances) having the right to vote in the election of directors.

            Notwithstanding anything to the contrary contained in this
      Agreement, to the extent that any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between the
      Corporation and Executive (collectively, the "Payments") (i) constitute a
      "parachute payment" within the meaning of Section 280G of the Internal
      Revenue Code of 1986, as amended (the "Code") and (ii) but for this
      Paragraph 5.2 would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be payable either (x) in full or (y)
      as to such lesser amount which would result in no portion of such Payments being subject to excise tax under Section 4999 of the Code; whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in Executive's receipt on an after-tax basis, of the greatest amount of benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless
      Executive and the Corporation otherwise agree in writing, any determination required under this Section shall be made in writing by the
      Corporation's independent public accountants (the "Accountants"), whose determination shall be conclusive and binding upon Executive and the
      Corporation for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely in reasonable, good faith interpretations concerning the application of Section 280G and
      4999 of the Code. The Corporation and Executive shall furnish to the
      Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.
      The Corporation shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Paragraph. If any
      Payments would be reduced pursuant to the immediately preceding sentence but would not be so reduced if the shareholder approval requirements of section 280G(b)(5) of the Code are satisfied, the Corporation shall use its reasonable best efforts to cause such payments to be submitted for such approval prior to the event giving rise to such payments. If the limitation set forth in this Paragraph 5.2 is applied to reduce an amount payable to Executive, and the Internal Revenue Service successfully asserts that, despite the reduction, Executive has nonetheless received payments which are in excess of the maximum amount that could have been paid to Executive without being subjected to any excise tax, then, unless it would be unlawful for the Corporation to make such a loan or similar extension of credit to Executive, Executive may repay such excess amount to the Corporation as though such amount constitutes a loan to Executive made at the date of payment of such excess amount, bearing interest at
      120% of the applicable federal rate (as determined under Section 1274(d)
      of the Code in respect of such loan)."

   10.      Paragraph 5.3 of the Employment Agreement is hereby amended in its entirety to read as follows:

            "5.3 GOOD REASON. The Executive shall have Good Reason for terminating his employment with the Corporation under this Agreement if one or more of the following events (each, an "Event") occurs:
                  (a) an involuntary change in the Executive's status or
      position with the Corporation which constitutes a demotion from the
      Executive's then current status or position and a material change in the nature or scope of powers, authority or duties inherent in such position;

                  (b) layoff or involuntary termination of the Executive's
      employment, except in connection with the termination of the Executive's employment for Cause or as a result of the non-renewal of this Agreement or of the Executive's disability or death;
                  (c) a reduction by the Corporation in the Executive's
      compensation;
                  (d) any action or inaction by the Corporation that would
      adversely affect the Executive's continued participation in any Benefit
      Plan on at least as favorable basis as was the case at the time of such action or inaction, or that would materially reduce the Executive's benefits in the future under the Benefit Plan or deprive him of any material benefits that he then enjoyed, except to the extent that such action or inaction by the Corporation (i) is also taken or not taken, as the case may be, in respect of all employees generally, (ii) is required by the terms of any Benefit Plan as in effect immediately before such action or inaction; or (iii) is necessary to comply with applicable law or to preserve the qualification of any Benefit Plan under Section 401(a) of the Code;
                  (e) a material change in the principal work location;
                  (f) the failure of the Corporation, its successor or any Group of Persons acquiring substantially all of the assets of the Corporation to assume any and all terms of this Agreement; or
                  (g) a material breach of this Agreement by the Corporation, its successor or any Group of Persons acquiring substantially all of the assets of the Corporation.
      Notwithstanding the foregoing, the Executive shall not have Good Reason unless he has, within ninety (90) days of the Event, notified the
      Corporation of the Event in the manner set forth in Paragraph 6.5 and the
      Event remains uncured for a period of thirty (30) days after the Executive provides notice of the Event."

   11.      Paragraph 5.4 of the Employment Agreement is hereby amended in its entirety to read as follows:

      "5.4 ARBITRATION. In the event that the Executive reasonably believes that he has Good Reason to terminate his employment in reliance upon Section
      5.3 hereof, and if the Corporation disagrees with the Executive's belief that he has Good Reason to terminate his employment in reliance upon
      Section 5.3 hereof, such unresolved dispute or controversy arising thereunder or in connection therewith shall be settled exclusively by arbitration conducted in accordance with the rules of the American
      Arbitration Association then in effect. The arbitration shall take place in Martin County, Florida before a panel of three arbitrators who shall be mutually agreed upon by the Corporation and the Executive. The exclusive question for the arbitrators shall be whether or not Good Reason for the termination exists. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. A decision by a majority of the arbitration panel shall be final and binding on whether "Good Reason" exists. Judgment may be entered on the arbitrators' award in any court having jurisdiction.
      The direct expense of any arbitration proceeding shall be borne by the
      Corporation. Each party shall bear its own counsel's fees and expenses."

   12.      Immediately following Paragraph 6.7 of the Employment Agreement, a new Paragraph 6.8 is hereby added as follows:

            "6.8 SECTION 409A. It is the intention of the parties hereto that this Agreement comply strictly with the provisions of Section 409A of the Code, and Treasury Regulations and other Internal Revenue

            Service guidance (the "Section 409A Rules"). Accordingly, this
            Agreement, including, but not limited to, any provision relating to severance payments, Change in Control payments or the terms of any grants of stock options hereunder, including, but not limited to, the timing of payments, may be amended from time to time with the consent of the Executive as may be necessary or appropriate to comply with, and to avoid adverse tax consequences under the Section
            409A Rules. The Executive agrees that no payment will be made to him until such time as the payment may be made without the imposition of the 20% excise tax imposed by Section 409A of the Code by virtue of
            Section 409A(a)(2)(B)(i) of the Code (which, if applicable, generally provides that no payment, other than certain severance payments, may be made to a key employee of a public company prior to the date that is six months following separation from service within the meaning of Section 409A of the Code)."

      13.   Except as herein provided, the Employment Agreement shall remain unchanged and in full force and effect.

      IN WITNESS WHEREOF, the Corporation and the Executive have executed this
Amendment as of the day and year first above written.

                                              NUCO2 INC.

                                              By: /s/ Michael E. Dedomenico
                                                  ------------------------------
                                                  Name: Michael E. DeDomenico
                                                  Title: Chief Executive Officer

                                                /s/ William Scott Wade
                                                --------------------------------
                                                    WILLIAM SCOTT WADE